UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 26, 2018

IMMUNE PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Bridge Plaza North, Suite 270, Fort Lee NJ	07024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 464-2677

(Former name or former address, if changed since last report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

 On May 18, 2018, Immune Pharmaceuticals Inc., a Delaware corporation (the “Company”) issued $2.8 million in aggregate principal amount of its Original Issue Discount Convertible Debentures (the “May Debentures”). Pursuant to Waiver Amendment and Exchange Agreements entered into with certain holders of the May Debentures in connection with the sale of $5.5 million in principal amount of Senior Secured Redeemable Debentures (the “October Debentures”), the aggregate face amount of the May Debentures was increased to $3.9 million. By their terms, the May Debentures matured and became due and payable on November 18, 2018. The Company did not repay the May Debentures on the maturity date. As a result of this default, the conversion price of the May Debentures was reduced automatically from $0.375 per share to a price per share equal to the lowest daily volume weighted average price of the Company’s common stock for the fifteen (15) days prior to conversion. Certain holders of the May Debentures have claimed that as a result of this default the aggregate principal amount of the May Debentures will be increased by 40% to approximately $5.5 million, a claim the Company disputes.

In addition, the default constitutes a “Trigger Event” under the October Debentures. Upon the occurrence of a Trigger Event, the Company loses the right to redeem the October Debentures prior to their maturity, the interest rate on the October Debentures increases to 20% and interest becomes payable in shares of common stock valued at 80.0% of the average of the three lowest sale prices during the relevant measurement period, less $0.02 per share of Common Stock, but in no event less than the par value of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

	By:	/s/ John P. Clark
	Name:	John P. Clark
	Title:	Controller

Date: November 26, 2018